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                                                                     EXHIBIT 5.1

                                 ALICE A. WATERS
                                 ATTORNEY AT LAW
                             109 E. FRANKLIN STREET     TELEPHONE (972) 938-9090
                             WAXAHACHIE, TEXAS 75165    FACSIMILE (972) 937-8810







                                 May 3, 2003


ABIC Realty Corporation
9520 North May Avenue
Suite 330
Oklahoma City, Oklahoma 73120

            Re:   ABIC Realty Fund I, L.P.

Gentlemen:

         I am acting as your counsel in connection with the registration of 4,000,000 units of limited partnership interest (the "Units") of ABIC Realty Fund I, L.P. (the "Partnership"), a Texas limited partnership having ABIC Realty Corporation, a Texas corporation, as the General Partner (the "General Partner"). Such Units are to be sold for cash for $10.00 each. The Units are being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-11 which was filed with the Securities and Exchange Commission on June 27, 2002 (as amended, the "Registration Statement"). I am familiar with the documents and materials relating to the Partnership relevant to this opinion.


         In rendering my opinion, I have reviewed the Certificate of Limited Partnership of the Partnership dated May 17, 2002, as executed by the General Partner and filed with the Secretary of State of Texas, and a Certificate of Good Standing issued by the State Comptroller dated May 2, 2003, for ABIC Realty Corporation. Additionally, I have assumed that the Agreement of Limited Partnership of the Partnership will be executed substantially in the form included as Exhibit A to the Prospectus which was filed with the Securities and Exchange Commission as a part of the Registration Statement (the "Partnership Agreement") and that the Partnership will be operated in accordance with the provisions of the Partnership Agreement. I have also assumed that each of the limited partners will execute the Subscription Agreement and Signature Page included as Exhibit B to the Prospectus.


         Assuming the foregoing, based on my review of the relevant documents and materials, it is my opinion that:

         (a) The Partnership is duly organized, validly existing and in good standing under the laws of the State of Texas; and

         (b) Upon payment by subscribers for Units of their required capital contributions, the Units will be validly authorized and legally issued, and will be fully paid and non-assessable.


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ABIC Realty Corporation
May 2, 2003
Page 2


         I undertake no obligation to update the opinions expressed herein at any time after the date hereof. I have prepared this opinion letter for your use in connection with the filing of the Registration Statement.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to me under the caption "Legal Matters" in the Prospectus. In giving this consent, however, I do not hereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended, or that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Sincerely,


                                              /s/ Alice A. Waters

                                              Alice A. Waters